NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard Rupp Gray & Lascar (DRG&L) 713-529-6600

FOR IMMEDIATE RELEASE

MITCHAM INDUSTRIES REPORTS
FISCAL 2012 SECOND QUARTER RESULTS

Total revenues increased 40% to $21.3 million
Core leasing revenues increased 89%
Earnings of $0.11 per diluted share

HUNTSVILLE, TX – SEPTEMBER 7, 2011 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2012 second quarter ended July 31, 2011.

Total revenues for the second quarter increased 40% to $21.3 million from $15.2 million in the second quarter of fiscal 2011, and core leasing revenues rose 89% from a year ago to $12.3 million. Net income for the second quarter increased to $1.3 million, or $0.11 per diluted share, compared to a net loss of $146,000, or $(0.01) per share, in the second quarter of fiscal 2011. Earnings per share this quarter reflect the impact of the follow-on offering of common stock completed in June 2011 in which 2.3 million shares of common stock were issued. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fiscal 2012 second quarter increased 69% to $9.3 million, or 44% of total revenues, from $5.5 million, or 36% of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in Note A under the accompanying financial tables.

Bill Mitcham, the Company’s President and CEO, stated, “We are very pleased with our second quarter results this year. Our second quarter is always challenging for us as we work to reposition equipment after the seasonally strong first quarter. This year we generated our best second quarter ever in terms of leasing revenues, which increased about 60% compared to our previous best second quarter for leasing. The strength in our equipment leasing business was led by stronger customer demand and increased utilization in Latin America, where the additional equipment we deployed there in the first half of this year has enabled us to take advantage of the growing demand in that region. We also experienced increased activity from European customers for jobs in both Europe and North Africa and steady activity in the United States. In addition, we continue to experience increased demand in our marine equipment leasing business and also are seeing an increase in the duration of many marine equipment rentals. Our Seamap segment had another solid performance as we generated a considerable amount of after-market business, consisting of parts sales, training, service and repair work. On top of that growing base of business, Seamap delivered one GunLink 4000 and one RGPS BuoyLink system during the quarter along with various other products.

“We have experienced greater levels of leasing activity this summer than in prior years. We have acquired additional equipment to meet this increased level of customer demand and have plans to purchase additional equipment. We have purchased approximately $35 million of new equipment in the first half of this fiscal year, and we currently expect our total capital expenditures for fiscal 2012 to reach $65 to $70 million.

“Our follow-on offering in June resulted in net proceeds of about $31 million, which we are using to help fund this further expansion of our lease pool. Areas in which we are focusing the new equipment include South America, Europe and our marine leasing business. We are also proceeding with our plans for a new facility in Hungary and expect to announce the opening of that operation soon.

“Going forward, we are encouraged by the level and quality of the inquiries and order activity we are experiencing as we are receiving orders for longer term jobs with higher channel counts. We are increasingly optimistic as there continue to be indications of improving demand for seismic services, especially in international markets. We expect to continue to see a positive environment in South America and to experience additional new activity in Europe and North Africa. As a result, we expect our third quarter financial results to improve sequentially.”

SECOND QUARTER FISCAL 2012 RESULTS

Total revenues for the fiscal 2012 second quarter increased to $21.3 million from $15.2 million a year ago, primarily driven by strong equipment leasing results. A significant portion of the Company’s revenues are typically generated from sources outside the United States, and during the second quarter of fiscal 2012, the percentage of revenues from international customers was approximately 81% compared to 87% in the second quarter of fiscal 2011.

Core equipment leasing revenues, excluding equipment sales, were $12.3 million compared to $6.5 million in the same period a year ago due to higher activity levels in Latin America and the U.S., ongoing solid marine leasing activity, and improved demand from European customers.

Sales of new seismic, hydrographic and oceanographic equipment increased 65% to $2.1 million from $1.3 million in the comparable period a year ago, primarily attributable to strong growth in SAP’s sales of oceanographic and hydrographic equipment throughout the Pacific Rim.

Seamap equipment sales for the fiscal 2012 second quarter were $6.5 million, which included the sale of one GunLink 4000 system and one BuoyLink RGPS system and substantial after-market business. This compares to $7.2 million in the second quarter of fiscal 2011, which included the delivery of two GunLink 4000 systems.

Lease pool depreciation in the fiscal 2012 second quarter was $6.7 million compared to $5.4 million in the same period last year, a 25% increase. This increase resulted from additions made to the Company’s lease pool during fiscal 2011 and the first half of fiscal 2012, which totaled approximately $31 million and $35 million, respectively.

Gross profit in the second quarter increased approximately 75% to $8.2 million from $4.7 million in the same period last year mainly due to substantially higher revenues in the equipment leasing segment despite higher depreciation expense. Gross profit margin for the second quarter of fiscal 2012 increased to 39% from 31% in the same period a year ago. General and administrative expenses for the second quarter of fiscal 2012 were $5.8 million compared to $4.2 million in the second quarter of fiscal 2011. Operating income was $2.6 million compared to an operating loss of $600,000 in the second quarter a year ago.

FIRST HALF FISCAL 2012 RESULTS

Total revenues for the first six months of fiscal 2012 were $47.8 million compared to $31.7 million for the first six months of fiscal 2011, a 51% increase. Core equipment leasing revenues rose approximately 80% to $29.0 million compared to $16.1 million in the same period a year ago. Sales of new seismic, hydrographic and oceanographic equipment for the first half of fiscal 2012 were $3.2 million compared to $2.1 million in the first half of fiscal 2011. Seamap equipment sales for the first half of fiscal 2012 increased 15% to $14.9 million from $13.0 million in the same period of last year.

Operating income for the first half of fiscal 2012 was $11.6 million compared to $1.9 million in the first half of fiscal 2011. Net income for the first half of 2012 was $7.4 million, or $0.67 per diluted share, compared to $2.2 million, or $0.22 per diluted share, for the first half of fiscal 2011. EBITDA for the first six months of fiscal 2012 was $24.4 million, or 51% of total revenues, compared to $12.8 million, or 40% of total revenues, in the first six months of fiscal 2011.

CONFERENCE CALL

The Company has scheduled a conference call for Thursday, September 8, 2011 at 9:00 a.m. Eastern Time to discuss its fiscal 2012 second quarter results. To access the call, please dial (480) 629-9818 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through September 21, 2011 and may be accessed by calling (303) 590-3030, and using the passcode 4466042#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email dmw@drg-l.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, the Company designs, manufactures and sells specialized seismic marine equipment.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. While management believes that these forward-looking statements are reasonable when and as made, actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include possible decline in demand for seismic data and our services; the effect of fluctuations in oil and natural gas prices on exploration activity; the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing; loss of significant customers; seasonal fluctuations that can adversely affect our business; defaults by customers on amounts due us; possible impairment of long-lived assets; risks associated with our manufacturing operations; inability to obtain funding or to obtain funding under acceptable terms; intellectual property claims by third parties; risks associated with our foreign operation, including foreign currency exchange risk; and other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available from the Company without charge. Readers are cautioned to not place undue reliance on forward-looking statements which speak only as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

- Tables to follow –

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2011	January 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$13,897	$14,647
Restricted cash	102	—
Accounts receivable, net	21,208	17,832
Current portion of contracts receivable	3,380	3,582
Inventories, net	5,597	4,813
Prepaid income tax	711	325
Deferred tax asset	1,396	1,427
Prepaid expenses and other current assets	3,395	2,128
Total current assets	49,686	44,754
Seismic equipment lease pool and property and equipment, net	101,563	79,095
Intangible assets, net	5,231	5,358
Goodwill	4,320	4,320
Prepaid foreign income tax	3,434	3,053
Long-term portion of contracts receivable, net	—	1,355
Other assets	40	36

Total assets	$164,274	$137,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,961	$5,203
Current maturities – long-term debt	2,662	3,177
Income taxes payable	408	1,276
Deferred revenue	1,790	778
Accrued expenses and other current liabilities	8,594	5,165
Total current liabilities	20,415	15,599
Non-current income taxes payable	4,445	3,482
Deferred tax liability	84	832
Long-term debt, net of current maturities	1,084	23,343

Total liabilities	26,028	43,256
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 13,339 and 10,872 shares issued at July 31, 2011 and January 31, 2011, respectively at January 31, 2011 and January 31, 2010, respectively	133	109
Additional paid-in capital	110,773	77,419
Treasury stock, at cost (925 shares at July 31, 2011 and January 31, 2011)	(4,857)	(4,843)
Retained earnings	22,369	14,976
Accumulated other comprehensive income	9,828	7,054

Total shareholders’ equity	138,246	94,715

Total liabilities and shareholders’ equity	$164,274	$137,971

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months
			Ended July 31,
	2011	2010	2011	2010
Revenues:
Equipment leasing	$12,272	$6,493	$29,047	$16,059
Lease pool equipment sales	326	159	661	522
Seamap equipment sales	6,534	7,200	14,883	12,981
Other equipment sales	2,146	1,303	3,189	2,093

Total revenues	21,278	15,155	47,780	31,655

Cost of sales:
Direct costs — equipment leasing	1,826	846	3,983	1,590
Direct costs — lease pool depreciation	6,703	5,355	12,793	10,267
Cost of lease pool equipment sales	107	100	204	249
Cost of Seamap and other equipment sales	4,429	4,199	8,662	7,951

Total cost of sales	13,065	10,500	25,642	20,057

Gross profit	8,213	4,655	22,138	11,598
Operating expenses:
General and administrative	5,794	4,162	10,442	8,349
Provision for (recovery of) doubtful accounts	(492)	797	(492)	797
Depreciation and amortization	312	296	617	575

Total operating expenses	5,614	5,255	10,567	9,721

Operating income (loss)	2,599	(600)	11,571	1,877
Other (expenses) income:
Gain from bargain purchase in business combination	—	—	—	1,304
Interest, net	(95)	(118)	(270)	(212)
Other, net	(336)	437	(672)	(65)

Total other (expenses) income	(431)	319	(942)	1,027

Income (loss) before income taxes	2,168	(281)	10,629	2,904
(Provision) benefit for income taxes	(868)	135	(3,236)	(656)

Net income (loss)	$1,300	$(146)	$7,393	$2,248

Net income (loss) per common share:
Basic	$0.12	$(0.01)	$0.71	$0.23

Diluted	$0.11	$(0.01)	$0.67	$0.22

Shares used in computing net income per common share:
Basic	10,970	9,838	10,447	9,824
Diluted	11,615	9,838	11,043	10,081

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended
	July 31,
	2011	2010
Cash flows from operating activities:
Net income	$7,393	$2,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,479	10,970
Stock-based compensation	937	770
Gain from bargain purchase in business combination	—	(1,304)
Provision for doubtful accounts	—	797
Provision for inventory obsolescence	63	104
Gross profit from sale of lease pool equipment	(457)	(273)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(394)	(3)
Deferred tax benefit	(109)	(1,258)
Changes in non-current income taxes payable	694	281
Changes in working capital items, net of effects from business combination:
Accounts receivable	(2,753)	1,225
Contracts receivable	1,718	1,363
Inventories	(565)	1,353
Prepaid expenses and other current assets	(1,119)	(196)
Income taxes receivable and payable	(1,272)	550
Accounts payable, accrued expenses, other current liabilities and deferred revenue	2,023	1,516

Net cash provided by operating activities	19,638	18,143

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(30,461)	(6,957)
Purchases of property and equipment	(253)	(80)
Sale of used lease pool equipment	661	522
Payment for earn-out provision	(155)	—
Acquisition of AES, net of cash acquired	—	(2,100)

Net cash used in investing activities	(30,208)	(8,615)

Cash flows from financing activities:
Net proceeds from line of credit	(20,900)	(6,050)
Proceeds from equipment notes	37	—
Payments on borrowings	(2,000)	(120)
Net purchases of short-term investments	(101)	(52)
Proceeds from issuance of common stock upon exercise of non-qualified options	739	244
Net proceeds from public offering of common stock	30,994	—
Excess tax benefit from exercise of non-qualified stock options and restricted shares	394	3

Net cash provided by (used in) financing activities	9,163	(5,975)
Effect of changes in foreign exchange rates on cash and cash equivalents	657	83

Net change in cash and cash equivalents	(750)	3,636
Cash and cash equivalents, beginning of period	14,647	6,130

Cash and cash equivalents, end of period	$13,897	$9,766

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA
(Unaudited)

	For the Three Months		For the Six Months Ended
	Ended July 31,		July 31,
	2011	2010	2011	2010
	(in thousands)			(in thousands)
Net income (loss)	$1,300	$(146)	$7,393	$2,248
Interest expense, net	95	118	270	212
Depreciation and amortization	7,050	5,679	13,479	10,970
Provision benefit) for income taxes	868	(135)	3,236	656
Gain from bargain purchase	—	—	—	(1,304)

EBITDA (1)	9,313	5,516	24,378	12,782
Stock-based compensation	721	497	937	770

Adjusted EBITDA (1)	$10,034	$6,013	$25,315	$13,552

Net cash provided by operating activities	$9,049	$8,354	$19,638	$18,143
Stock-based compensation	(721)	(497)	(937)	(770)
Changes in trade accounts and contracts receivable	(2,647)	(1,489)	1,035	(2,588)
Interest paid	191	154	497	314
Taxes paid , net of refunds	2,150	761	3,529	1,220
Gross profit from sale of lease pool equipment	219	59	457	273
Changes in inventory	236	(587)	565	(1,353)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(792)	(608)	(2,023)	(1,554)
Other	1,628	(631)	1,617	(903)

EBITDA (1)	$9,313	$5,516	$24,378	$12,782

(1)	EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EDITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$14,744	$7,955	$32,897	$18,674
Seamap	6,816	7,253	15,266	13,083
Inter-segment sales	(282)	(53)	(383)	(102)

Total revenues	21,278	15,155	47,780	31,655

Cost of sales:
Equipment Leasing	10,215	7,181	19,336	13,615
Seamap	2,937	3,411	6,556	6,623
Inter-segment costs	(87)	(92)	(250)	(181)

Total cost of sales	13,065	10,500	25,642	20,057

Gross profit	8,213	4,655	22,138	11,598
Operating expenses:
General and administrative	5,794	4,162	10,442	8,349
Provision for (recovery of) doubtful accounts	(492)	797	(492)	797
Depreciation and amortization	312	296	617	575

Total operating expenses	5,614	5,255	10,567	9,721

Operating income (loss)	$2,599	$(600)	$11,571	$1,877

Equipment Leasing Segment:

Revenue:
Equipment leasing	$12,272	$6,493	$29,047	$16,059
Lease pool equipment sales	326	159	661	522
New seismic equipment sales	127	234	402	295
SAP equipment sales	2,019	1,069	2,787	1,798

Total revenue	14,744	7,955	32,897	18,674
Cost of sales:
Direct costs-equipment leasing	1,826	846	3,983	1,590
Lease pool depreciation	6,658	5,395	12,813	10,347
Cost of lease pool equipment sales	107	100	204	249
Cost of new seismic equipment sales	88	72	223	83
Cost of SAP equipment sales	1,536	768	2,113	1,346

Total cost of sales	10,215	7,181	19,336	13,615

Gross profit	$4,529	$774	$13,561	$5,059

Gross profit %	31%	10%	41%	27%

Seamap Segment:

Equipment sales	$6,816	$7,253	$15,266	$13,083
Cost of equipment sales	2,937	3,411	6,556	6,623

Gross profit	$3,879	$3,842	$8,710	$6,460

Gross profit %	57%	53%	57%	49%

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